Exhibit 10.72

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 10th day of May, 2006, by and among Xfone, Inc., a Nevada corporation ("Xfone"), Swiftnet Limited a UK corporation, Story Telecom, Inc., a Nevada corporation and its subsidiaries Story Telecom Limited and Story Telecom (Ireland) Limited ("Story"), Trecastle Holdings Limited, a BVI corporation (“Trecastle”), and Nir Davison (“Davison”). Xfone, Trecastle and Davison are sometimes collectively referred to as “Shareholders” or individually as a “Shareholder.” Story Telecom, Inc. is sometimes referred to as "Story Inc."

WHEREAS, the Shareholders have previously entered into an Agreement dated September 30, 2002, as amended and/or supplemented by amendments dated June 30 2003, September 5, 2003, December 31, 2003, February 19, 2004, March 25, 2004 and August 18, 2005 (collectively referred to as the “Founders Agreement”) in which the Shareholders agreed as to certain operating and governing procedures as to Story; and

WHEREAS, the Shareholders desire for Story Inc. to issue additional stock in Story Inc. to Xfone so that Xfone will own approximately sixty nine point six percent (69.6%) of all of the issued and outstanding common stock of Story Inc., to terminate the Founders Agreement, and to agree on revised operating and management procedures for Story all on the terms and conditions provided herein.

NOW, THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

ARTICLE 1

DEFINITIONS

1.1 In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings set forth below:

"Governmental Body"--any: (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

"Indebtedness"--of any entity means: (i) all obligations of such entity for borrowed money or which has been incurred in connection with the acquisition of property, assets or services, (ii) obligations secured by any lien or other charge upon property or assets owned by such entity, even though such entity has not assumed or become liable for the payment of such obligations, and (iii) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such entity, whether or not the rights and remedies of the Company, lender or lessor under such agreement in the event of default are limited to repossession or sale of the property.

"Knowledge"--an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, executive officer, or partner of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

"Person"--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

"Proceeding"--any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

"Security Interest"--any mortgage, pledge, security interest, encumbrance, charge, or other lien.

“Shareholder Distributions” -- all distributions of cash or property made by Story to Shareholders, except for payments that are in satisfaction of indebtedness or are in payment for goods or services pursuant to a contractual arrangement.

"Threatened"--a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

ARTICLE 2

Purchase of shares

2.1 Purchase of Story Inc. Common Shares. At the Closing, as defined below, Xfone will purchase 102 shares of Story Inc. common stock (the “Shares”) to be issued by Story Inc. at the Closing, for an aggregate purchase price of $1,200,000 (the “Stock Purchase”). For the sake of clarification, upon the consummation of the Stock Purchase, Xfone will own 142 out of a total of the 204 outstanding shares of common stock of Story Inc.

2.2 Payment of Founders Loans. Upon execution of this Agreement Story Inc. shall pay by wire £ 24,443.91 to Trecastle and/or Davison (to be decided by Davison) and shall pay £ 15,960.00 to Xfone and/or Swiftnet (to be decided by Xfone) in payment of the founder's loans owed by Story to the shareholders.

2.3 Closing. The consummation of the Stock Purchase and any other transaction contemplated by this Agreement (the "Closing") will take place at Story’s offices at 958 Britannia House, High Road, London N12 9RY, UK on the later of (i) the close of business on 11 May 2006 or (ii) at such other time and place as the parties may agree, provided that the conditions set forth in Section 2.4 have been satisfied. Failure to consummate the Stock Purchase on the date and time and at the place determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

2.4 Closing Obligations. At the Closing and subject to Xfone board prior approval of Story’s business plan:

(a) Story Inc. will deliver to Xfone: (i) certificates representing the Shares, (ii) a certificate executed by Story representing and warranting to Xfone that each of Story's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing as if made on the Closing;

(b) Xfone will pay the $1,200,000 purchase price to Story Inc., by applying $900,000 against the indebtedness of Story to Xfone and/or its subsidiaries and by wiring $300,000 to Story Telecom Limited to be used as working capital in a manner to be approved by the Board of Directors of Story.

2.5 No Additional Issuance of Story Shares. As long as Xfone remains in control of Story the parties hereby agree that Story shall not issue any additional stock or make any change in its capitalization, without the unanimous written consent of all shareholders of Story.

2.6 Possible Purchase of Davison and Trecastle Holdings, Ltd. Shares - Nir and Trecastle Holding Ltd. option. Twelve (12) months and thirty (30) days from the date of signing this Agreement or twenty four (24) months and thirty (30) days from the date of this Agreement and provided the following conditions are met, Davison and Trecastle Holdings Ltd. shall have the option to sell to Xfone, and Xfone shall buy (if the option was exercised) all of the shares of Story Inc. held by Davison and Trecastle Holdings Ltd. for US $450,000 in cash or equivalent in Xfone's common stock (to be decided by Xfone), to be paid in cash within seven (7) working days or in shares upon regulatory approval. Xfone will do its best to expedite this approval process. The conditions are (i) for the first twelve (12) months or for the second twelve (12) months of this Agreement Story has greater or equivalent than £2,000,000 in sales and £100,000 of EBITDA. The payment of old debt to Xfone pursuant to Section 4.2 of this Agreement shall not affect in any way the calculation of such profit.

2.7 Possible Purchase of Davison and Trecastle Holdings, Ltd. Shares - Xfone option. Twelve (12) months and thirty (30) days from the date of signing this Agreement or twenty four (24) months and thirty (30) days from the date of this Agreement and provided the following conditions are met, Xfone shall have the option to buy from Davison and Trecastle, and Davison and Trecastle shall sell (if the option was exercised), all of the shares of Story Inc. held by Davison and Trecastle Holdings Ltd. for US $900,000 or equivalent in Xfone's shares of common stock (to be decided by Davison), to be paid in cash within seven (7) working days or in shares upon regulatory approval. The conditions are (i) for the first twelve (12) months or for the second twelve (12) months of this Agreement Story has less than or equivalent to £4,000,000 in sales and £200,000 of net profit (EBIDA). The payment of old debt to Xfone pursuant to Section 4.2 of this Agreement shall not affect in any way the calculation of such profit.

2.8 First Right of Refusal. In addition each party to this Agreement will have a first right of refusal for thirty (30) days in case the other party wishes to sale his shares in Story Inc.

ARTICLE 3

representations and warranties

Story represents and warrants to Xfone as follows:

3.1 Organization And Good Standing.

(a) Story Inc. is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada. Story has full corporate power and authority to carry on its business as presently conducted by Story and to own and use the properties owned and used by Story.

(b) Story is qualified to conduct business and is in good standing under the laws of each other jurisdiction wherein the nature of its business or its ownership of property requires it to be so qualified.

(c) The Articles of Incorporation and/or Bylaws and/or Memorandum and/or Articles of Association (as the case may be) of Story reflect all amendments currently in effect made thereto at any time prior to the date of this Agreement and are correct and complete. The minute books containing the records of meetings of the shareholders and directors since the formation of Story, the share certificate books and the share record books for Story are correct and complete in all material respects and accurately reflect the record holders of all outstanding securities issued by Story. All material actions taken by Story since its formation have been duly authorized to the extent so required.

(d) Story Inc. hereby warrants that Story Telecom (Ireland) Limited and Story Telecom Limited are one hundred percent (100%) subsidiaries of Story Telecom, Inc. and as such are fully obliged by this Agreement.

(e) Xfone hereby warrants that Swiftnet Limited is one hundred percent (100%) subsidiary of Xfone, Inc. and as such is fully obliged by this Agreement.

3.2 Authority; No Conflict.

(a) Story has full corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby to which it is a party and to perform its obligations hereunder and thereunder. This Agreement and the other agreements contemplated hereby to which Story is a party constitute the valid and legally binding obligations of Story, enforceable against Story in accordance with their respective terms, except as enforceability may be limited by bankruptcy, similar laws of debtor relief and general principles of equity. Story is not required to make any declaration to or registration or filing with, or to obtain any permit, license, consent, accreditation, exemption, approval or authorization from, any governmental or regulatory authority (including, without limitation, the FCC and all similar state telecommunications regulatory bodies) in connection with the execution, delivery or performance of this Agreement or the consummation of any of the transactions contemplated hereby.

(b) Neither the execution and the delivery of this Agreement and the other agreements contemplated hereby, nor the consummation of the transactions contemplated hereby or thereby will violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any authorization, consent, approval, execution or other action by or notice to any third party under, (i) the Articles of Incorporation and Bylaws or the Memorandum and Articles of Association (as the case may be) of Story or, (ii) any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement, instrument of Indebtedness, Security Interest, or other arrangement by which Story is bound or affected, or (iii) any law, statute, rule, regulation, order, judgment, decree, stipulation, injunction, charge or other restriction, to which Story is subject.

3.3 Capitalization.

(a) The entire authorized capital stock of Story Inc. consists of 75,000 shares of Common Stock, Par Share Value $1.00, of which 102 shares are issued and outstanding and held of record as follows: Xfone 40 shares, Trecastle 50 shares, and Davison 12 shares. All of the issued and outstanding shares of capital stock of Story Inc. have been duly authorized, are validly issued, fully paid, and nonassessable, and are owned and held of record and beneficially by Xfone, Trecastle and Davison, free and clear of any Security Interest.

(b) There are no outstanding or authorized options, warrants, rights, contracts, rights of first refusal or first offer, calls, puts, rights to subscribe, conversion rights, or other agreements or commitments to which Story is a party or which are binding upon Story providing for the issuance, disposition, or acquisition of any of Story's capital stock. There are no outstanding or authorized stock appreciation, phantom stock, or similar rights with respect to Story and there are no contractual or statutory preemptive rights or similar restrictions with respect to the issuance or transfer of any shares of Story's capital stock. There are no voting trusts, proxies, or any other agreements, restrictions or understandings with respect to the voting of the capital stock of Story.

3.4 Books and Records. The books of account, minute books, stock record books, and other records of Story since its formation are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of Story contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of Story, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of Story.

3.5 Legal Proceedings. (a) Except as set forth in Schedule 3.5, there is no pending Proceeding:

(i) that has been commenced by or against Story or that otherwise relates to or may affect the business of, or any of the assets owned or used by, Story; or

(ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement.

(b) To the Knowledge of Story, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

3.6 Indebtedness; Security Interest. To the Knowledge of Story, Schedule 3.6 fully and accurately sets forth the Indebtedness of Story and any other Security Interest on its property or assets.

3.7 Disclosure.

(a) No representation or warranty of Story in this Agreement, including the schedules hereto, omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b) There is no fact known to Story that has specific application to Story (other than general economic or industry conditions) and that materially adversely affects the assets, business, prospects, financial condition, or results of operations of Story that has not been disclosed to Xfone.

ARTICLE 4

post-closing matters

4.1 Termination of Founders Agreement. Upon consummation of the Stock Purchase, the Founders Agreement shall terminate, and the Shareholders agree that the terms and provisions of this Agreement shall govern from and after the date of consummation of the Stock Purchase.

4.2 Payment of Debt to Xfone and/or its Subsidiaries. As of the date of this Agreement Story owes Xfone and/or its subsidiaries £1,302,817.62. Xfone will apply $900,000 out of an aggregate purchase price of $1,200,000 to this indebtedness. Story and Xfone hereby agree on the principles of a payment plan for the reminder of the debt (excluding the running under-45 days debt which will continue to be paid as normal) based on the following formula: (i) the debt will be frozen, interest free, for a period of one year; (ii) upon the expiry of the one-year period and for a further three-year period Story will pay Xfone its debt in twelve (12) equal payments on a quarterly basis unless otherwise agreed in advance, such payment shall also be interest free.

4.3 Shareholder Loan by Xfone. Should Xfone decide to make an additional shareholder loan to Story (for example for bridge purposes) of up to US $200,000 then Davison and/or Trecastle will not dilute.

4.4 Accounting and Recordkeeping. At Closing, Story Inc. shall become a fully integrated subsidiary under Xfone subject to all accounting and recordkeeping requirement of the SEC, AMEX (or other markets), NASD, AIM, FTSE and other regulatory bodies to which Xfone is or will be subject. Story will produce all necessary reports to Xfone including the daily, weekly, monthly, quarterly and annual reports using GAAP accounting practices for Balance Sheets, Profit and Loss and Cash flow items. Xfone will assist Story’s accountant on the exact information it requires and will provide a detailed list of what needs to be produced. Story’s financial controller / accountant will report directly to the Xfone CFO and Story Managing Director. Story’s financial controller / accountant shall be a qualified accounting professional permanently employed by Story.

4.5 Directors. The current directors of Story are Guy Nissenson, Nir Davison and Ilan Garmiza. From and after consummation of the Stock Purchase, the number of directors of Story shall be five (5) of which three (3) shall be nominated and appointed by Xfone (one of which shall be the Chairman of the Board), and two (2) shall be nominated and appointed by Davison. The Shareholders agree to elect the directors nominated and appointed by Xfone and Davison. Only persons with academic, professional or telecommunications experience shall be nominated to serve as directors on the Board of Directors of Story. Persons who have a family relationship with current members of the Board of Directors of Xfone shall not be nominated to serve as directors of Story or its subsidiaries unless Davison, while he is still a shareholder in Story, agrees otherwise in advance. A ‘family relationship” means a relationship by blood or marriage not more remote than first cousin. Directors shall serve without compensation for their directorship, except for reimbursement of expenses as approved by the Board of Directors of Story. The Board of Story subsidiaries will mirror Story board.

4.6 Meetings of the Board. The Board of Directors of Story shall meet at least quarterly. Board meetings may be called by any member of the Board on 24 hours actual written notice to the other members of the Board. Directors may participate in meetings by telephone or video-conference.

4.7 Chairman of the Board. A director nominated by Xfone shall serve as Chairman of the Board of Story.

4.8 Managing Director. As long as Davison holds shares in Story and subject to Section 5.1 below, Xfone and Davison will have to agree on the nomination of the Managing Director. Davison will not unreasonably withhold his consent. The Managing Director of Story will not have another post or directorship in the Xfone group.

4.9 Shareholder Distributions. For as long as Xfone controls Story, Shareholder Distributions shall take place after each accounting year in which Story reported profits, it shall be made on a pro rata basis to all Shareholders, shall be made in compliance with all applicable legal requirements; and must be approved by unanimous vote of the Board of Directors of Story, such approval shall not be unreasonably withheld.

4.10 Expenses. Payments by Story to Xfone or to Xfone directors for expenses incurred by Story shall be approved by the Managing Director of Story, provided that such approval shall not be required for normal traffic debt to Xfone which is more than forty five (45) days old from the date of invoice.

4.11 Cheque/Bank Signatory Rights - Xfone shall obtain cheque/bank signatory rights for all amounts however, it shall only exercise this right if and when Story Managing Director is either unavailable to sign or unreasonably withholding his signature on cheques important for the daily operating of Story. Under normal circumstances, payment of any amount over £1000 will require the signature of Story's Managing Director and an Xfone representative. Cheque / bank signatory rights for any payment up to £1000 will only require the signature of Nir Davison (provided he is Story's Managing Director) including any ad-hoc out of pocket non-forecasted reasonable expenses paid by corporate credit card.

4.12 Access to Records. Directors of Story shall have full access to all of Story’s records and accounts.

4.13 Swiftnet Cost Schedules. Davison, or another employee of Story as approved by the Board of Directors of Story Inc., shall have full access to Swiftnet Limited cost schedules, and will be allowed to participate in cost reduction negotiations. Swiftnet Limited shall always seek better rates.

4.14 Xfone agrees to provide or to cause its subsidiary, Swiftnet Limited, to provide the followings services: (a) its technological backbone; (b) technical help services (24 hours/7 days a week); (c) use of relevant software and hardware, including switch, billing, IVR, etc.; and d) provide Story with proper office space and equipment, etc.. Xfone will charge these services at cost plus four percent (4%) of cost from the Closing and for as long as Story is under Xfone control. Xfone will charge cost plus six percent (6%) for these services once Story is not under Xfone control for twelve (12) months as long as Story pays within forty five (45) days of invoice for these services.

4.15 Employee Option Plan in Story Shares. Xfone agrees to work together with Story management to create, within sixty (60) days from the Closing, an option plan to the employees of Story which will be identical in its terms to the Option Plan available to Xfone’s employees. Under said option plan, employees of Story shall be granted options to purchase shares of Story.

ARTICLE 5

Employment of Davison

5.1 Employment of Davison. Davison shall continue to be employed as an employee, based at the corporate offices of Story, with the title of Managing Director of Story. Davison shall have such responsibilities, obligations and rights as determined by the Board of Directors of Story. On the day-to-day decisions, Davison shall report to the Chairman of the Board.

5.2 Salary. As long as Davison remains Story’s employee in any capacity or unless otherwise agreed in advance, Davison shall receive an annual gross salary and/or consultancy fee of £84,000, the partition of which and the account to be paid into shall be in the sole discretion of Davison, and reimbursement of business fuel and insurance expenses related to Davison's car. In order to remove doubt, Davison's abovementioned salary is not a compensation for his directorship in Story.

5.3 Monthly Bonus. Davison shall receive a monthly cash bonus of one percent (1%) from money collected above £200,000 and another zero point five percent (0.5%) collected above £300,000 in each month. However, if the targets above are not fully met Davison shall receive one (1) share per annum as a bonus for his services to Story in addition to the option plan specified in Section 4.15.

5.4 Paid Leave. Davison will have thirty (30) paid leave days per year. Davison will give prior notification to, and have his proposed leave approved by, the Chairman of the Board of Story, which approval shall not be unreasonably withheld. Such approval will only be required for leave of more than five (5) working days.

5.5 Termination. Davison may resign as an employee of Story by giving sixty (60) days written notice of termination to the Board of Directors of Story. The Board of Directors of Story may terminate Davison’s employment with Story by giving him sixty (60) days written notice of termination but only after the expiry of a ten (10) month period beginning at the date of signing this Agreement.

5.6 Loan to Davison. At Closing, Story shall make available to Davison an interest free loan (or, at Davison’s election, to Trecastle Holdings Ltd) of $14,000 US Dollars. The loan shall be repaid in twelve (12) equal monthly payments, which payments may be deducted from Davison’s salary. In the event that Davison’s employment is terminated, the unpaid balance of the loan shall be immediately due and payable.

5.7 Confidentiality and Non-Compete Agreement. By signing this Agreement Davison hereby undertakes that in any case whereby his employment is terminated and within a following six-month period thereafter he will not approach, engages and try in any way to solicit or take over Story’s current clients or agents.

5.8 The employment of any employee of Story may be terminated by Story without notice if the employee is guilty of any serious fraud or other criminal offence.

ARTICLE 6

spin-off of story INC.

6.1 Spin-off of Story Shares. Upon request from Story Inc., Xfone shall provide all consents necessary to make Story Inc. a publicly traded company through a distribution of Story Inc.'s shares as a dividend to the shareholders of Xfone, or a similar transaction, provided the following conditions are met:

(a) all outstanding debt of Story to Xfone covered by the abovementioned payment plan agreement (Section 4.2) is being paid in good order and all accounts payable by Story to Xfone are being paid within forty five (45) days of the date of invoice;

(b) Story Inc.’s shares are registered with the SEC under the Securities Exchange Act of 1934 and/or with any equivalent regulatory body and all applicable securities law requirements are satisfied;

(c) Story Inc.’s shares are approved for listing on NASDAQ or for trading on the American or New York stock exchange and/or any other regulated stock exchange; and

(d) Story, Xfone and Swiftnet concluded a service provider agreement (to be based on Section 4.14 above, the continuation of the debt payment plan and the principles of costs plus 6% and 45 days credit).

6.2 Alternative to Spin-off of Story Inc. Shares. If within 30 days after a request from Story Inc. pursuant to Section 6.1 and after all conditions set forth in Section 6.1 are satisfied, Xfone does not provide all consents necessary to make Story Inc. a publicly traded company through a distribution of Story Inc.'s shares as a dividend to the shareholders of Xfone, or a similar transaction, then Xfone shall buy from the other Shareholders all their shares of Story Inc. for $1,000,000 paid seventy percent (70%) in Xfone shares, valued at market price on an average of thirty (30) trading days, and thirty percent (30%) in cash.

6.3 Resignation of Directors. Twenty four (24) hours before Story Inc. becomes publicly traded, Xfone directors in Story will resign and the new board will take over. The shareholders of Story will elect the new board with Abraham Keinan and Guy Nissenson (or their nominated directors in Story's board) providing Davison with a proxy to vote as he elects.

6.4 Termination of Agreement. When Story Inc. becomes publicly traded this Agreement shall terminate.

ARTICLE 7

investments or loans to story

7.1 In case Story receives a definitive investment agreement ready for signing from a pre approved third party within three (3) month of this Agreement being signed and both Xfone and Davison approve it, such approval shall not be unreasonably withheld then: Story will pay Xfone a premium for this investment of $1,200,000 in return for a reversal of this Agreement back to the founders agreement (i.e. back to the 60/40 holding ratio and the return of the $1,200,000 to Xfone). Such premium shall equal five percent (5%) of the new investment amount. Xfone will work together with Story management to try and bring the pre approved third party investment agreement to a successful finalization.

7.2 Finder’s Fee. Story shall pay finder’s fee to any person who obtains an investor and/or an investment for Story. This fee shall equals five percent (5%) of the amount of the investment, provided that a person who proposes to act as finder shall enter into a finder’s agreement (excluding the proposed pre approved third party investment to which no finder’s fee agreement is required) with Story acceptable to Xfone, which shall provide, among other things, that the finder will comply with any applicable federal and state securities laws, and that the decision whether to accept a proposed investment in Story shall be in the sole discretion of the Board of Directors of Story however, its decision shall not be unreasonably delayed or withheld in any way.

ARTICLE 8

miscellaneous

8.1 The provisions, sections, sub-sections, clauses, sub-clauses or phrases in this Agreement are severable and if any such provision shall be held invalid or unenforceable in whole or in part by any court of competent jurisdiction, such invalidity or unenforceability shall not affect the remaining provisions.

8.2 Indemnification. Story shall indemnify its Board members, Officers and Managing Director for any legal or otherwise proceedings initiated against them for any action or decision taken during and related to their employment and/or in their capacity as a Director, Officer or Managing Director of Story or while employed by Story in any other capacity as long as they were acting in good faith.

8.3 Law and Jurisdiction. The formation construction, performance, validity and all aspects of this Agreement are governed by English law and the parties hereby irrevocably submit to the exclusive jurisdiction of the English Courts.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first set forth above.

NIR DAVISON

/s/Nir Davison

XFONE, INC.

By: /s/ Abraham Keinan

STORY TELCOM, INC.

By: /s/ Nir Davison
By: /s/Guy Nissenson

STORY TELECOM LIMITED

By: /s/ Nir Davison
By: /s/Guy Nissenson

STORY TELECOM (IRELAND) LIMITED

By: /s/ Nir Davison
By: /s/Guy Nissenson

TRECASTLE HOLDINGS LIMITED

By: /s/ Nir Davison

SWIFTNET LIMITED

By: /s/ Abraham Keinan